Exhibit 99.1

Contact : Kevin J. Jacobs 240.744.5212

NEWS RELEASE

HOST HOTELS & RESORTS CLOSES $600 MILLION OF EXCHANGEABLE SENIOR DEBENTURES IN A PRIVATE OFFERING

BETHESDA, MD; March 23, 2007 – Host Hotels & Resorts, Inc. (NYSE:HST) announced today the closing on the issuance of $600 million aggregate principal amount of 2 5/8% exchangeable senior debentures due in 2027, including the exercise of the $50 million over-allotment option by the initial purchasers. The debentures were issued by Host Hotels & Resorts, L.P., for whom the Company acts as sole general partner. The debentures were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The debentures will be exchangeable, under certain circumstances, into cash up to the principal amount of the debentures exchanged and either cash and/or shares, at the Company’s option, with respect to additional proceeds due to holders of the debentures, if any. The initial exchange rate is 31.002 shares of common stock per $1,000 principal amount of debentures, which represents a premium of 20% to the closing price of $26.88 for the Company’s common stock on March 19, 2007.

The debentures will be redeemable at the Company’s option beginning in April 2012 at a redemption price of 100% of the principal amount plus accrued interest. Holders of the debentures will have the right to require the Company to repurchase their debentures in April 2012 and on certain dates in subsequent years.

The net proceeds from the offering of approximately $589 million will likely be used for mortgage debt repayments and related costs. To the extent the proceeds are not used for mortgage debt repayments and related costs, they will be used for general corporate purposes.

The debentures and the underlying common stock have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Host Hotels & Resorts, Inc. News Release	March 23, 2007

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

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